UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

MNP Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 29, 2014, we entered into a private placement agreement with Stichting VB Vagobel (“Vagobel”), pursuant to which we agreed to sell, and Vagobel agreed to purchase, the following securities of our company:

A.	on December 19, 2014:

(a) 43,000,000 shares of our common stock (the “Initial Shares”) at a purchase price of US$0.15 per Initial Share for an aggregate purchase price of US$6,450,000; and

(b)

for no additional consideration, two non-transferable common share purchase warrants. The first of these non-transferable common share purchase warrants (the “Initial Warrant”) will provide that Vagobel must purchase, on the fifth business day (the “Warrant Exercise Date”) following the date upon which our stockholders approve the private placement with Vagobel, an additional 23,717,633 shares of our common stock (the “Initial Warrant Shares”) at an exercise price of US$0.20 per Initial Warrant Share for aggregate proceeds of US$4,743,527. The second of these non-transferable common share purchase warrants (the “Second Warrant”) will provide that Vagobel must purchase, on the Warrant Exercise Date, an additional 5,771,130 shares of our common stock (the “Second Warrant Shares”) at an exercise price of US$0.15 per Second Warrant Share for aggregate proceeds of US$865,669;

B.	on the Warrant Exercise Date:

(a) one non-transferable convertible debenture (the “First Debenture”) in the amount of US$25,000,000;

(b)

one non-transferable common share purchase warrant (the “Interest Warrant”) pursuant to which Vagobel must purchase, on each interest payment date such number of shares of our common stock (each an “Interest Warrant Share”) as is equal to the amount of interest payable in Interest Warrant Shares (as contemplated by the terms of each of the First Debenture and the Second Debenture (as defined below)) on that interest payment date, at an exercise price of US$0.70 per Interest Warrant Share; and

C.	on the four-month anniversary of the stockholder approval of the private placement, one non-transferable convertible debenture (the “Second Debenture”) in the principal amount of US$25,000,000.

The purchase price for the First Debenture and the Interest Warrant will be US$25,000,000 and the purchase price for the Second Debenture will be US$25,000,000.

Each of the First Debenture and the Second Debenture (the “Debentures”) will have a maturity date of five years from the date of issuance.

We must pay all or any part of the principal amounts outstanding under the Debentures by way of conversions into shares of our common stock at a conversion price of US$0.70 per share. At any time after the date of issuance and until the maturity date, Vagobel will be entitled to convert some or all of the outstanding principal amounts under the Debentures into shares of our common stock at a conversion price of US$0.70 per share. All principal that remains outstanding on the maturity date will be automatically converted on the maturity date.

Outstanding principal under the Debentures will bear interest at the rate of 3% per annum, with interest payable annually within 30 days after each anniversary of issuance of the Debentures. 2% of the interest is to be paid through exercise of the Interest Warrant providing for the purchase of up to an aggregate of up to 7,142,857 Interest Warrant Shares at an exercise price of US$0.70 per Interest Warrant Share for a period coterminous with the Debentures and the residual of 1% is to be paid in cash. The right to purchase Interest Warrant Shares will vest only as and when interest becomes payable under the Debentures and the number of such vested Interest Warrant Shares will be determined by dividing the amount of interest accrued and unpaid on each anniversary of issuance of the Debentures by an exercise price of US$0.70 per Interest Warrant Share.

The private placement agreement gives Vagobel the right to nominate two members of our board of directors on December 19, 2014. In addition, on the Warrant Exercise Date (and after exercise of the Initial Warrant and the Second Warrant), we have agreed to increase the number of directors to create a vacancy, increasing the number of directors from seven to eight, and to appoint a third nominee of Vagobel to our board of directors. Vagobel has nominated Andre Swanepoel and Victor Bletterman to serve as its initial two nominees to serve as directors of our company and we will appoint them as directors of our company on December 19, 2014. In addition, on the Warrant Exercise Date (and after exercise of the Initial Warrant and the Second Warrant), Vagobel will have the right to nominate three qualified persons to assist our management team in roles to be agreed upon.

We received the conditional acceptance of the private placement with Vagobel from the TSX Venture Exchange. The TSX Venture Exchange agreed to permit the sale of the Initial Shares, the Initial Warrant and the Second Warrant on December 19, 2014. However, because the exercise of the Initial Warrant and the Second Warrant will create a new “control person” (as defined in the policies of the TSX Venture Exchange), we must obtain stockholder approval of the private placement with Vagobel before the exercise of the Initial Warrant and the Second Warrant or the issuance of the Debentures and the Interest Warrant. We intend to seek the stockholder approval at a stockholders’ meeting to be called after December 19, 2014.

Pursuant to an agreement dated September 26, 2014 with Sidewinder Investment AG (“Sidewinder”), we have agreed to pay to Sidewinder a fee in cash in an amount equal to 2.5% of the gross proceeds received by us from Vagobel for support from Sidewinder in introducing, progressing and closing the private placement with Vagobel. Sidewinder will only earn and be entitled to receive the fee as and when those proceeds are received by us.

Item 9.01 Financial Statements and Exhibits.

10.1	Private Placement Agreement dated November 29, 2014 with Stichting VB Vagobel

10.2	Broker Agreement dated September 26, 2014 with Sidewinder Investment AG

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MNP PETROLEUM CORPORATION

By:

/s/ Peter-Mark Vogel
Peter-Mark Vogel
Chief Financial Officer, Treasurer and Secretary
Date: December 1, 2014